UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 26, 2010

MBT FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Michigan	000-30973	38-3516922

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

102 East Front Street, Monroe, Michigan	48161

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 241-3431

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

On May 26, 2010, Monroe Bank & Trust (the “Bank”), the wholly owned subsidiary of the Registrant, completed a deleveraging transaction that involved: the sale of approximately $94 million of investment securities consisting primarily of federal agency debt and mortgage backed securities (the “Investment Securities”); and the prepayment of $115 million in borrowings from the Federal Home Loan Bank of Indianapolis (the “Repaid Borrowings”). The Investment Securities had an average annual yield to the Bank of 4.17% and were sold at a gain of $2.6 million. The Repaid Borrowings had an average annual cost to the Bank of 5.40% and were scheduled to mature in the fourth quarter of 2010. The Bank incurred a prepayment penalty of $2.5 million to retire the Repaid Borrowings prior to maturity. Management expects the deleveraging transaction to positively impact the Bank’s earnings due to the net gain on the transaction and the improvement in the net interest income. In addition, the deleveraging transaction reduced the total assets of the Bank by $115 million, which will result in an increase in the Bank’s regulatory capital ratios.

Forward-Looking Statements

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934.  Forward-looking statements which are based on various assumptions (some of which are beyond the Registrant's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms.  Actual results could differ materially from those set forth in forward-looking statements.  The Registrant undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

MBT FINANCIAL CORP.

Date: May 27, 2010	By:	/s/ H. Douglas Chaffin
H. Douglas Chaffin
President and Chief Executive Officer